As filed with the Securities and Exchange Commission on July 6, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TORRID HOLDINGS INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	5600	84-3516567
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

18501 East San Jose Avenue

City of Industry, California 91748

(626) 667-1002

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Torrid Holdings Inc. 2021 Long-Term Incentive Plan

Torrid Holdings Inc. 2021 Employee Stock Purchase Plan

(Full title of the plan)

Elizabeth Muñoz

Chief Executive Officer

Torrid Holdings Inc.

18501 East San Jose Avenue

City of Industry, California 91748

(626) 667-1002

(Name, address and telephone number (including area code) of agent for service)

With copies to:

Joshua N. Korff

Michael Kim

Aslam A. Rawoof

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934 (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act  ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be Registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value, reserved for issuance pursuant to the Torrid Holdings Inc.’s Employee Stock Purchase Plan	3,650,000(2)	$24.28(4)	$88,622,000(4)	$9,669
Common Stock, $0.01 par value, reserved for issuance pursuant to the Torrid Holdings Inc.’s Long-Term Incentive Plan	10,687,500(3)	$24.28(4)	$259,492,500(4)	$28,311

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered additional shares of common stock, par value $0.01 per share (“Common Stock”), that may become available for issuance in accordance with the provisions of the Torrid Holdings Inc.’s Employee Stock Purchase Plan (the “ESPP”) and the Torrid Holdings Inc.’s Long-Term Incentive Plan (the “LTIP”) to prevent dilution in the event of any future change in the outstanding shares of Common Stock as a result of a recapitalization stock dividends, stock splits or similar transactions which result in an increase in the number of shares of our outstanding Common Stock.

(2)	Represents shares of Common Stock issuable pursuant to the ESPP.
(3)

Represents shares of Common Stock issuable pursuant to the LTIP, which shares consist of shares of Common Stock reserved and available for delivery with respect to awards under the LTIP, shares of Common Stock that may again become available for delivery with respect to awards under the LTIP pursuant to the share counting, share recycling and other terms and conditions of the LTIP, and shares of common stock that may become reserved and available for delivery with respect to awards under the LTIP pursuant to the “evergreen” provision of the LTIP. The number of shares of Common Stock that may be issued with respect to awards granted under the LTIP are subject to an annual increase on January 1 of each calendar year during the term of the LTIP, equal to the lesser of (a) two percent (2%) of the aggregate number of shares of Common Stock outstanding on the final day of the immediately preceding calendar year and (b) such smaller number of shares of Common Stock as is determined by the board of directors of Torrid Holdings Inc.

(4)

Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) and 457(h)(1) of the Securities Act, based upon the average of the high and low prices of Common Stock on the New York Stock Exchange on July 1, 2021.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*

The documents containing the information specified in Parts I and II of this Form S-8 will be delivered to each employee who is eligible to participate in the Torrid Holdings Inc. Employee Stock Purchase Plan (the “ESPP”) and Torrid Holdings Inc. Long-Term Incentive Plan (the “LTIP” and together with the ESPP, the “Plans”) in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Torrid Holdings Inc. (the “Registrant”) with the Securities and Exchange Commission (the “SEC”) are incorporated by reference into this Registration Statement and are deemed to be a part hereof from the date of filing:

(a) The Registrant’s prospectus, dated June  30, 2021, filed with the SEC pursuant to Rule 424(b) under the Securities Act, relating to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-256871).

(b) The description of the Registrant’s Common Stock, $0.01 par value (the “Common Stock”), is contained in the Registrant’s Form 8-A, filed with the SEC on June 30, 2021 (File No. 001-40571), including any amendments or reports filed for the purpose of updating such information.

(c) All other reports and documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such reports and documents, except as to specific sections of such reports and documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is a Delaware corporation. Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized a payment of a dividend or approved a stock repurchase in violation of Delaware corporation law or obtained an improper personal benefit. The Registrant’s amended and restated certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation, would otherwise have the power to indemnify him or her under Section 145.

In addition, the Registrant’s amended and restated bylaws provide that the Registrant must indemnify its directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

The Registrant has also entered into indemnification agreements with each of its current directors and executive officers. These agreements require the Registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Registrant’s amended and restated certificate of incorporation, the Registrant’s amended and restated bylaws, any agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant expects to maintain standard policies of insurance that provide coverage (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to the Registrant with respect to indemnification payments that we may make to such directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers of sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of Torrid Holdings Inc.	Filed with the SEC on July 6, 2021 as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K and incorporated herein by reference

4.2	Amended and Restated Bylaws of Torrid Holdings Inc.	Filed with the SEC on July 6, 2021 as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K and incorporated herein by reference

4.3	Torrid Holdings Inc. 2021 Long-Term Incentive Plan	Filed with the SEC on June 23, 2021 as Exhibit 10.15 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-1/A and incorporated herein by reference

4.4	Torrid Holdings Inc. 2021 Employee Stock Purchase Plan	Filed with the SEC on June 23, 2021 as Exhibit 10.21 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-1/A and incorporated herein by reference

4.5	Form of Restricted Stock Agreement	Filed with the SEC on June 23, 2021 as Exhibit 10.18 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-1/A and incorporated herein by reference

4.6	Form of Restricted Stock Unit Agreement	Filed with the SEC on June 23, 2021 as Exhibit 10.19 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-1/A and incorporated herein by reference

4.7	Form of Nonqualified Stock Option Agreement	Filed with the SEC on June 23, 2021 as Exhibit 10.20 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-1/A and incorporated herein by reference

5.1	Opinion of Kirkland & Ellis LLP	Filed herewith

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm related to Torrid Holdings Inc.	Filed herewith

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm related to Torrid Parent Inc.	Filed herewith

23.3	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)	See Exhibit 5.1

24.1	Power of Attorney (on signature page)	See Signature Page

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in City of Industry, California, on July 6, 2021.

Torrid Holdings Inc.

By:	/s/ Elizabeth Muñoz
Name:	Elizabeth Munoz
Title:	Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENT that each person whose signature appears below hereby constitutes and appoints Elizabeth Muñoz and George Wehlitz as his or her true and lawful attorneys-in-fact and agents, with full power of substitution for him or her in any and all capacities, to sign any and all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys and agents full power and authority to do any and all acts and things necessary or advisable in connection with such matters, and hereby ratifying and confirming all that the attorneys and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date(s) indicated:

Signature	Title	Date

/s/ Elizabeth Muñoz	Chief Executive Officer and Director (principal executive officer)	July 6, 2021
Elizabeth Muñoz

/s/ George Wehlitz	Chief Financial Officer (principal financial officer and principal accounting officer)	July 6, 2021
George Wehlitz

/s/ Lisa Harper	Director	July 6, 2021
Lisa Harper

/s/ Stefan L. Kaluzny	Director	July 6, 2021
Stefan L. Kaluzny

/s/ Dary Kopelioff	Director	July 6, 2021
Dary Kopelioff

/s/ Theophlius Killion	Director	July 6, 2021
Theophlius Killion